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                                                                       Exhibit 8

                  [Letterhead of Thacher Proffitt & Wood LLP]

                                          January 20, 2006


Fulton Financial Corporation
One Penn Square
P.O. Box 4887
Lancaster, PA  17604

     Re: Fulton Capital Trust I
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Ladies and Gentlemen:

     We have acted as special tax counsel to Fulton Capital Trust I (the "Trust") and Fulton Financial Corporation in connection with the registration of 150,000 Capital Securities (liquidation amount $1,000 per Capital Security) of the Trust. We hereby confirm to you our opinion as set forth under the heading "Certain U.S. Federal Income Tax Consequences" in the Prospectus Supplement, dated January 20, 2006, which supplements the Prospectus, dated December 27, 2005, and forms a part of the Registration Statement on Form S-3ASR- Automatic Shelf Registration Statement Nos. 333-130718 and 333-130718-04 ("Registration Statement") , filed with the Securities and Exchange Commission on December 27, 2005, to which this opinion is filed as an exhibit, subject to the limitations set forth herein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Certain U.S. Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.


                                     Very truly yours,


                                     /s/ Thacher Proffitt & Wood LLP
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                                     Thacher Proffitt & Wood LLP